                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.        )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement            [_] Confidential, For Use of the
[_] Definitive Proxy Statement                 Commission Only (as permitted
[_] Definitive Additional Materials            by Rule 14a-6(e)(2)
[_] Soliciting Material Under Rule 14a-12 [X]


                              PRIME RESPONSE, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 [X] No fee required.
 [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [_] Fee paid previously with preliminary materials:

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     [_] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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For Immediate Release

                 Chordiant Software To Acquire PrimeResponse


   Acquisition Would Create Real-Time Marketing, Servicing and Collaboration For Financial Services, Banking, Communications, Travel and Consumer Markets


CUPERTINO, Calif., and CAMBRIDGE, Mass. -- January 8, 2001 - Chordiant Software, Inc. (NASDAQ: CHRD), a leading developer of Unified CRM (Customer Relationship Management) Solutions, today announced that it has signed a definitive agreement to acquire Prime Response, Inc. (NASDAQ, EASDAQ: PRME), a leader in business-to-consumer relationship marketing. The combined company would be called Chordiant Software, Inc., and its common stock would trade on the NASDAQ National Market under the ticker symbol CHRD.

     Under the terms of the agreement, each share of common stock of PrimeResponse would convert into 0.60 of a share of Chordiant common stock. Chordiant expects to issue approximately 12.3 million new shares of common stock in the transaction--valued at approximately $33 million, based on the closing price of its common stock on January 5, 2001--and assume options and warrants to acquire approximately 1.5 million additional shares. Sam Spadafora, chairman and chief executive officer of Chordiant, would continue in these positions, and a director designated by PrimeResponse will join the Chordiant board of directors.

     The acquisition is expected to be accounted for as a purchase and is intended to be tax-free to the stockholders of both companies. Completion of the transaction is subject to customary closing conditions, including approval by the respective stockholders of

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Chordiant and PrimeResponse and the receipt of regulatory approvals. Chordiant expects to complete the transaction by early in the second quarter of 2001.

     The combined revenues and cash balances of the two companies for the three quarters ended September 30, 2000 were $45.5 million and $98.5 million, respectively. As of September 30, Chordiant had approximately 235 employees and PrimeResponse had approximately 225 employees. As a result of the transaction, Chordiant expects to have more than 100 global Fortune 1000 customers, strategic partners and eBusiness integrators, as well as numerous relationships with leading hardware and software developers - making the combined company one of the most significant CRM software providers in the industry.

     The combined company would have a global corporate structure with geographic coverage in the U.S. in Cambridge, MA, and Cupertino, CA, Chicago, New York, Lakewood, CO, and Irving, TX; in Europe in London, Paris, Amsterdam, Munich, and Frankfurt; and in the Asia-Pacific region in Melbourne, Sydney and Singapore.

     The combined company expects to benefit from opportunities through existing relationships with more than 100 major corporations worldwide. The global customer base demonstrates combined strength in specific vertical markets such as banking, travel, telecommunications, financial services and consumer markets and would include customers such as: Allianz, AXA, Barclays Mercantile, British Telecom, CIBC, CVS, Deutsche Bank, Direct Line Financial Services, DLJdirect, E*TRADE, First USA Bank, OnStar - a division of General Motors, Halifax Card Services, Lloyds TSB, MetLife, priceline.com, Principal Financial, Quick & Reilly - a unit of FleetBoston Financial Corp., The Royal Bank of Scotland, Wachovia and 1-800-Flowers.

     During the first quarter of 2001, PrimeResponse plans to streamline and restructure operations in an effort to improve operating margins and reduce overall expenses. This restructuring is expected to include a reduction of employee headcount through layoffs and attrition, and the closing of several regional offices. PrimeResponse expects to recognize a one-time restructuring charge in the first quarter of 2001.

     Allen Swann, current president of international operations for PrimeResponse, will now assume responsibility for its worldwide field operations. PrimeResponse has also accepted the resignations of Paul Lavallee, president of the Americas, and James Carling, chief technical officer, effective January 12, 2001.

Chordiant and PrimeResponse's Strategic Vision

     Together, Chordiant and PrimeResponse would offer the leading Unified CRM Infrastructure software, service and relationship marketing applications. The combined company would serve the largest business-to-consumer companies to address their extreme customer requirements for intelligent customer communications, marketing campaigns, offers and service.

     "The acquisition would further Chordiant's stated mission to provide the most complete Unified CRM Solution that services millions of individual customers," said Sam Spadafora, chairman and CEO of Chordiant. "Our customers and prospects have an absolute imperative to `play-to-win' in their markets by leveraging their service and marketing business processes and expertise."

     "PrimeResponse has focused exclusively on serving the extreme demands of global consumer companies that need to maximize their Return-On-Marketing and drive increased customer acquisition and retention in a Real-time marketing environment," said Peter J. Boni, president and CEO of PrimeResponse. "The vision, technology and anticipated cultural fit with Chordiant would create a formidable combination with which our customers can extend their Unified CRM solution."


Customer Benefits

     Chordiant and PrimeResponse would create a broad solution across business-to-consumer vertical markets, and unify eService, eMarketing and eBusiness functionality for Real-time applications. The combined company expects to be positioned as one of the premier providers of customer acquisition, retention, relationship management, and CRM infrastructure software for intelligent communications.

     Spadafora added, "We believe that the combined company will be positioned to lead the convergence of analytical CRM, operational CRM and collaborative CRM into what META Group calls the `CRM Ecosystem.'" According to META Group, a leading technology market research firm, the benefits of the CRM Ecosystem are realized through the integration of these three areas for Real-time customer acquisition, offer optimization, retention, and multi-channel servicing.

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Teleconference and Webcast

     The management of Chordiant and PrimeResponse will hold a teleconference to discuss the planned acquisition at 1:45 p.m. PT / 4:45 ET today. All investors can access the live call at 719-457-2618, code #515883 (please call approximately 10 minutes before the teleconference is scheduled to begin) or the live Webcast at http://investor.chordiant.com/medialist.cfm. A telephonic
                    --------------------------------------------
replay will be available for seven days after the call and the Webcast will be archived on the Chordiant Web site for the same period.

About Chordiant Software, Inc.

     Chordiant delivers a Unified CRM Solution for companies with extreme customer demands. Designed as a customer-centric solution, Chordiant Unified CRM Solution provides an intelligent multi-channel response for customers - whether communicating by email, Web, telephone, or wireless access, or in person at branch offices. It includes built-in support for voice, data and Internet integration, as well as a comprehensive workflow engine, which allows companies to implement best business practices across multiple touchpoints. Chordiant empowers high-value contacts designed to consistently retain customers, grow revenue and drive profits during every contact. Headquartered in Cupertino, California, Chordiant maintains regional offices in Chicago, Dallas, New York, London, Amsterdam, and Munich.


About Prime Response, Inc.

     PrimeResponse is publicly traded on NASDAQ and EASDAQ under the symbol PRME. PrimeResponse customers maximize their marketing investment using the Prime@Vantage(TM) relationship marketing suite. This integrated solution helps marketers build closer relationships with each customer to increase their satisfaction, boost retention and grow lifetime value. With Prime@Vantage(TM), marketers easily create, execute and refine sophisticated direct marketing initiatives that span traditional channels (direct mail, call centers and advertising) as well as the latest electronic channels (Web, e-mail and wireless.).

     Headquartered in Cambridge, Massachusetts, with offices around the globe, PrimeResponse works with many of the world's leading companies. Partners include Accenture (formerly known as Andersen Consulting), Business Objects, Chordiant, Clarify, DataMentors Inc., eBusiness Advantage, Fair, Isaac, Hewlett-Packard, IBM, MarketSoft, MarketSwitch, McCann Relationship Marketing Worldwide, Mphasis-BFL, NetGenesis, Quadstone, Quaero, SPSS, Sun Microsystems, and Viador.

     This press release includes "forward-looking statements" that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," "would," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Chordiant or PrimeResponse to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the companies' respective Securities and Exchange Commission reports, including each company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, PrimeResponse's final prospectus for its initial public offering filed on March 3, 2000 and Chordiant's final prospectus for its initial public offering filed on February 15, 2000. Factors that could cause or contribute to such differences include, but are not limited to, risks related to customer and market acceptance of our products, deployment delays or errors associated with these products, hardware platform incompatibilities, reliance on a limited number of customers for a majority of revenue, need to maintain and enhance certain business relationships with application integrators and other parties, ability to manage growth, activities by the two companies and others regarding protection of proprietary information, release of competitive products and other actions by competitors, and economic downturns in either domestic or international markets. Additional factors that could cause or contribute to such differences include, but are not limited to, risks relating to the consummation of the contemplated acquisition transaction, including the risk that required stockholder approvals or regulatory clearances might not be obtained in a timely manner or at all. In addition, statements in this press release relating to the expected benefits of the contemplated acquisition transaction are subject to risks relating to the timing and successful completion of technology and product development efforts, integration of the technologies and business of Chordiant and PrimeResponse, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners and other factors described in both the reports listed above and other periodic reports filed by Chordiant and PrimeResponse with the Securities and Exchange Commission.

Additional Information and Where to Find It

     Chordiant plans to file a registration statement on SEC Form S-4 in connection with the acquisition, and Chordiant and PrimeResponse expect to mail a joint proxy statement/prospectus to the stockholders of Chordiant and PrimeResponse containing information about the transaction. Investors and security holders of both Chordiant and PrimeResponse are advised to read the joint proxy statement/prospectus regarding the potential business combination transaction referred to above, when it becomes available, because it will contain important information. The registration statement would be filed with the Securities and Exchange Commission by Chordiant, and the joint proxy statement/prospectus would be filed with the Securities and Exchange Commission by both companies. Investors and security holders may obtain a free copy of the registration statement and joint proxy statement/prospectus from commercial document-retrieval services and at the Securities and Exchange Commission's web site at http://www.sec.gov. Free copies of the registration statement and joint
        ------------------
proxy statement/prospectus may also be obtained from Chordiant by directing a request through the Investors section of Chordiant's website at http://www.chordiant.com; or by mail to
-------------------------

Chordiant Software, Inc., 20400 Stevens Creek Boulevard, Suite 400, Cupertino, CA 95014, attention: Investor Relations, telephone: (408) 517-6290. Free
                                                                    ----
copies of the joint proxy statement/prospectus may also be obtained from
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PrimeResponse by directing a request through the Investor Relations section of
PrimeResponse's website at http://www.primeresponse.com; or by mail to
                           -----------------------------
PrimeResponse, Inc., 150 CambridgePark Drive, Cambridge, MA 02140, attention Investor Relations, telephone: (617) 876-8300.

     In addition to the registration statement and joint proxy statement/prospectus, Chordiant and PrimeResponse file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Chordiant or PrimeResponse at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at
any of the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Chordiant's and PrimeResponse's filings with the Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at http://www.sec.gov. The documents may also be obtained from Chordiant or
-------------------
PrimeResponse by directing such requests to the companies.

Interests of Certain Persons in the Merger

     PrimeResponse will be, and certain other persons named below may be, soliciting proxies from PrimeResponse stockholders in favor of the adoption of the acquisition agreement. In addition, Chordiant will be, and certain other persons named below may be, soliciting proxies from Chordiant stockholders in favor of the issuance of common stock pursuant to the agreement. The directors and executive officers of PrimeResponse and the directors and executive officers of Chordiant may be deemed to be participants in each other's solicitation of proxies.

     The following are the directors and executive officers of PrimeResponse:
Peter J. Boni, James Carling, Frederick H. Phillips, Paul Lavallee, Allen Swann, Gary Daniels, Jim Plantan, Terence J. Osborne, William Ford, Stephen Gal, Marc McMorris and William Wyman.

     The following are the directors and executive officers of Chordiant: Sam Spadafora, Stephen Kelly, Don Morrison, Joseph Tumminaro, Cary Morgan, Oliver D. Curme, Kathryn Gould, Mitchell Kertzman, Robert McKinney, Bill Raduchel, Carol Realini, and David Springett.

     The directors and executive officers of PrimeResponse have interests in the transaction, some of which may differ from, or may be in addition to, those of PrimeResponse's stockholders generally. Those interests include the following:

     - As of January 8, 2001, the directors and executive officers of PrimeResponse, as a group, may be deemed to beneficially own approximately 75% of PrimeResponse's outstanding common stock

     - In connection with the signing of the agreement, certain executive officers will enter into employment or consulting agreements with PrimeResponse

     - Upon completion of the transaction, a director of PrimeResponse will become a director of Chordiant

     - Certain directors and executive officers of PrimeResponse may own options to purchase shares of PrimeResponse common stock which will become vested and exercisable in connection with the transaction

     - Certain directors and executive officers of PrimeResponse may have severance agreements that may be triggered in connection with the transaction

     - Chordiant has agreed to provide indemnification and director and officer liability insurance coverage to the directors and executive officers of PrimeResponse following the acquisition.


For More Information Contact:
James Strohecker                                    Tom Walsh
Chordiant Software, Inc.                            Marenghi Public Relations
+1 408-517-6191                                     +1 781-915-5021
james.strohecker@chordiant.com                      twalsh@marenghi.com
------------------------------                      -------------------

Darren Horwitz                                      Ronny Nicholas
Prime Response, Inc.                                Prime Response, Inc.
+1 415-844-3104                                     + 44 (0) 208 5800 0330
dhorwitz@primeresponse.com                          rnicholas@primeresponse.com
--------------------------                          ---------------------------

For Chordiant European information, please contact:
Neil Morgan                                         Alison Stokes
Chordiant Software, Inc.                            Brodeur Public Relations UK
+44 (0) 20 7382 5000                                + 44 (0) 17 5379 0700
neil.morgan@chordiant.com                           Astokes@uk.brodeur.com
-------------------------                           ----------------------

                                    # # #

Chordiant and the Chordiant logo are registered trademarks of Chordiant Software, Inc. Chordiant Unified CRM for Extreme Demands are trademarks of Chordiant Software, Inc. PrimeResponse, Prime@Vantage, Prime@Vantage Wireless, Prime@Vantage.com and Marketing Mission Control are trademarks and/or registered trademarks of Prime Response, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

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